Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong Fourth Quarter and Full Year Results

•                  Net sales in 4Q12 of $883 million and FY2012 of over $3.5 billion

•                  Same store sales growth in 4Q12 and FY2012; 4.3% and 6.4%, respectively

•                  4Q12 GAAP and adjusted diluted earnings per share of $0.35 and $0.39(1), respectively

•                  FY2012 consolidated gross margin expansion of 70 basis points

•                  FY2012 GAAP and adjusted diluted earnings per share of $1.24 and $1.42(1), respectively

•                  FY2012 GAAP net earnings of $233.1 and adjusted net earnings of $267.2 million

•                  FY2012 Adjusted EBITDA of $591 million, up 17.6% over FY2011

DENTON, Texas, November 15, 2012 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for the fourth quarter and fiscal year ended September 30, 2012.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Sally Beauty Holdings had another very strong year, delivering record results in both our businesses” stated Gary Winterhalter, Chairman, President and Chief Executive Officer.  “For the fiscal year, consolidated sales grew 8% to reach over $3.5 billion with same store sales growth of 6.4% and gross margin expansion of 70 basis points.  Adjusted EBITDA grew 18% to reach $591 million with cash flow from operations of $298 million.  During the year, we refinanced all of our long-term debt and repurchased $200 million of our stock.  We are very pleased with our 2012 performance and are quite optimistic that fiscal year 2013 is off to a good start.”

Fiscal 2012 Fourth Quarter and Full Year 2012 Financial Highlights

Net Sales:  For the fiscal 2012 fourth quarter, consolidated net sales were $882.6 million, an increase of 5.4% from the fiscal 2011 fourth quarter.  The fiscal 2012 fourth quarter sales increase is attributed to same stores sales growth, the addition of new stores and acquisitions.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2012 fourth quarter was $8.2 million or 1.0% of sales on a consolidated basis.  Consolidated same store sales growth in the fiscal 2012 fourth quarter was 4.3% compared to 5.6% in the fiscal 2011 fourth quarter.

Consolidated net sales for fiscal year 2012 were $3.5 billion, an increase of 7.8% from fiscal year 2011, and include an unfavorable impact from foreign currency exchange of $26.3 million, or 0.7% of sales.  Fiscal 2012 sales increased primarily due to same stores sales growth, the addition of new stores and acquisitions.  Consolidated same store sales growth in fiscal year 2012 was 6.4% compared to 6.1% in fiscal year 2011.

(1)         See supplemental schedule C for a detailed reconciliation of adjusting items.

Gross Profit:  Consolidated gross profit for the fiscal 2012 fourth quarter was $440.2 million, an increase of 6.6% over gross profit of $412.9 million for the fiscal 2011 fourth quarter.  Gross profit as a percentage of sales was 49.9%, a 60 basis point improvement from the fiscal 2011 fourth quarter.

For fiscal year 2012, consolidated gross profit was $1.7 billion, an increase of 9.3% over fiscal 2011 gross profit.  Gross profit as a percentage of sales was 49.5%, a 70 basis point improvement from fiscal year 2011.

Gross profit margin improved in the fiscal 2012 fourth quarter and full year due to gross profit margin expansion in both business segments driven by favorable changes in product and customer mix and low cost sourcing initiatives.

Selling, General and Administrative Expenses:  For the fiscal 2012 fourth quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $305.5 million, or 34.6% of sales, an 80 basis point increase from the fiscal 2011 fourth quarter metric of 33.8% of sales and total SG&A expenses of $283.1 million.

Fiscal 2012 fourth quarter SG&A expenses increased $22.4 million in part due to expenses associated with the opening of new stores and acquisitions such as rent, occupancy, and payroll expenses.  Also included in the fiscal 2012 fourth quarter SG&A expenses is a $10.2 million charge related to a potential settlement of litigation.

For fiscal year 2012, SG&A expenses, including $112.9 million of unallocated corporate expenses and share-based compensation, were $1.2 billion, or 33.5% of sales, compared to fiscal year 2011 metric of 33.2% of sales and total SG&A expenses of $1.1 billion.  Fiscal year 2011 SG&A expenses reflect a $27.0 million benefit from a litigation settlement and non-recurring charges of $5.7 million.

Fiscal year 2012 SG&A expenses increased $92.8 million due to the continued investments in the Company’s loyalty programs, international expansion, professional fees, and a $10.2 million charge related to a potential settlement of litigation.  In addition, expenses associated with the opening of new stores and acquisitions such as rent, occupancy, and payroll expenses contributed to the year over year expense increase.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2012 fourth quarter was $25.2 million, down $2.3 million from the fiscal 2011 fourth quarter of $27.5 million.

For fiscal year 2012, interest expense, net of interest income, was $138.4 million, up $25.9 million from the fiscal year 2011 interest expense of $112.5 million.  Interest expense in fiscal year 2012 includes $43.2 million of charges in connection with the Company’s debt refinancing initiatives.  Detailed explanations of these charges are explained in the Company’s non-GAAP financial measures reconciliations Schedule C.

Provision for Income Taxes:  For the fiscal 2012 fourth quarter, income taxes were $27.1 million.  The effective tax rate for the fiscal 2012 fourth quarter was 29.2% compared to 37.3% for the fiscal 2011 fourth quarter.  In the fiscal 2012 fourth quarter, a limited restructuring occurred for U.S. income tax purposes.  This tax planning opportunity resulted in the recognition of $10.3 million in income tax benefits.

For fiscal year 2012, income taxes were $127.9 million versus $122.2 million in fiscal 2011.  The Company’s effective tax rate for fiscal year 2012 was 35.4% compared to 36.4% for fiscal 2011.

Net Earnings and Diluted Net Earnings Per Share (EPS) (2):  For the fiscal 2012 fourth quarter, GAAP net earnings grew 20.7% to $65.6 million or $0.35 per diluted earnings per share over net earnings of $54.4 million, or $0.29 per diluted earnings per share.  Adjusted net earnings for the fiscal 2012 fourth quarter grew 32.7% to $72.2 million or $0.39 per diluted earnings per share over net earnings of $54.4 million or $0.29 per diluted earnings per share.  Adjusted net earnings for the fiscal 2012 fourth quarter excludes a $10.2 million charge related to a potential settlement of litigation.

For fiscal year 2012, GAAP net earnings grew 9.0% to $233.1 million or $1.24 per diluted earnings per share over GAAP net earnings of $213.7 million, or $1.14 per diluted earnings per share.

For fiscal year 2012, adjusted net earnings grew 33.4% to $267.2 million, or $1.42 per diluted earnings per share.  Fiscal year 2012 adjusted net earnings includes adjustments of $34.2 million, net of tax, and are described in detail on Schedule C.  Fiscal year 2011 adjusted net earnings were $200.3 million or $1.07 per diluted earnings per share after adjusting for a credit of $13.4 million, after-tax, from a litigation settlement, net of non-recurring expenses.

Adjusted (Non-GAAP) EBITDA(2):  Adjusted EBITDA for the fiscal 2012 fourth quarter was $148.0 million an increase of 11.6% from $132.6 million for the fiscal 2011 fourth quarter.

Fiscal year 2012 Adjusted EBITDA was $591.1 million, an increase of 17.6% from $502.5 million in fiscal 2011.

(2)A detailed table reconciling 2012 and 2011 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2012, were $240.2 million.  The Company’s asset-based loan (ABL) revolving credit facility ended fiscal year 2012 with a zero balance.  Borrowing capacity on the ABL facility was approximately $377.8 million at the end of fiscal year 2012.  The Company’s debt, excluding capital leases, totaled $1.6 billion as of September 30, 2012.  Net cash provided by operating activities for fiscal year 2012 was $297.6 million.

The Company’s Board of Directors approved a new stock repurchase program on August 27, 2012 authorizing the Company to repurchase up to $300 million of its common stock over an 18-month period beginning October 1, 2012.  As of November 14, 2012, the Company had purchased approximately $40 million under this program.

On September 5, 2012, the Company closed an underwritten public offering of $150 million aggregate principal amount of its 5.75% Senior Notes due 2022.  The net proceeds from this offering will be used for general corporate purposes.

For the full year ended September 30, 2012, the Company’s capital expenditures, excluding acquisitions, totaled $69.1 million.

Working capital (current assets less current liabilities) increased $267.4 million to $686.5 million at September 30, 2012, compared to $419.1 million at September 30, 2011.  The ratio of current assets to current liabilities was 2.44 to 1.00 at September 30, 2012, compared to 1.91 to 1.00 at September 30, 2011.

Inventory as of September 30, 2012 was $735.4 million, an increase of $70.1 million or growth of 10.5% from September 30, 2011 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2012 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $554.7 million, up 6.0% from $523.4 million in the fiscal 2011 fourth quarter.  The unfavorable impact of foreign currency exchange on net sales was $7.6 million, or 1.4% of sales.

•                  Same store sales growth of 3.8% versus 6.4% in the fiscal 2011 fourth quarter.

•                  Gross margin of 54.8%, a 60 basis point improvement from 54.2% in the fiscal 2011 fourth quarter.

•                  Segment operating earnings of $99.5 million, down 0.7% from $100.2 million in the fiscal 2011 fourth quarter. Segment operating margins decreased 120 basis points to 17.9% of sales from 19.1% in the fiscal 2011 fourth quarter.  In the fiscal 2012 fourth quarter, segment operating results were negatively impacted by a $10.2 million charge related to a potential settlement of litigation.

Sales growth in the fiscal 2012 fourth quarter was driven by same store sales, new store openings and acquisitions.  Partially offsetting sales growth was an unfavorable impact of foreign currency exchange of $7.6 million, or 1.4% of sales.  Gross profit margin expansion of 60 basis points resulted from a favorable shift in product and customer mix and low-cost sourcing initiatives.

Fiscal 2012 Results for Sally Beauty Supply

•                  Sales of $2.2 billion, up 9.2% from fiscal year 2011.  The unfavorable impact of foreign currency exchange was $22.6 million or 1.0% of sales on a full year basis.

•                  Same store sales growth of 6.5% versus 6.3% in fiscal year 2011.

•                  Sales from international locations (Mexico, Canada, the United Kingdom, Ireland, Belgium, the Netherlands, France, Germany, Spain and Chile) represented 22% of segment sales versus 21% in fiscal 2011.

•                  Gross margin of 54.6%, up from 54.0% in fiscal 2011, a 60 basis point improvement.

•                  Segment operating earnings of $429.5 million, up 12.7% from $381.0 million in fiscal 2011. Segment operating margins increased 60 basis points to 19.5% of sales from 18.9% in fiscal 2011.  In fiscal year 2012, segments operating results were negatively impacted by a $10.2 million charge related to a potential settlement of litigation.

•                  Net store base increased by 151 or 4.8% for total store count of 3,309.  This increase is from organic store growth of 4.1% and 0.7% from acquisitions.  Store growth in the North American business was 4.2% while store growth in the International business was 8.9%.

Sales growth in fiscal 2012 was driven by same store sales, new store openings and acquisitions; unfavorable foreign currency exchange partially offset sales growth.  Gross profit margin improvement resulted from a favorable shift in product and customer mix and low-cost sourcing initiatives.

Beauty Systems Group

Fiscal 2012 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $327.8 million, up 4.5% from $313.8 million in fiscal 2011.  The impact of unfavorable foreign currency exchange on net sales was $0.7 million, or 0.2% of sales.

•                  Same store sales growth of 5.5% versus 3.5% in the fiscal 2011 fourth quarter.

•                  Gross margin of 41.6%, up 30 basis points from 41.3% in the fiscal 2011 fourth quarter.

•                  Segment operating earnings of $47.1 million, up 19.9% from $39.3 million in the fiscal 2011 fourth quarter.

•                  Segment operating margins increased by 190 basis points to 14.4% of sales from 12.5% in the fiscal 2011 fourth quarter.

Sales growth for Beauty Systems Group was driven by growth in same store sales and new store openings.  Segment earnings growth is primarily due to improvement in gross profit and SG&A leverage.

Fiscal 2012 Results for Beauty Systems Group

•                  Sales of $1.33 billion, up 5.4% from $1.26 billion in fiscal 2011.  The impact of unfavorable foreign currency exchange on net sales was $3.7 million, or 0.3% of sales.

•                  Same store sales growth of 6.1% versus 5.5% in fiscal 2011.

•                  Gross margin of 41.0%, up from 40.3% in fiscal 2011, a 70 basis point improvement.

•                  Segment operating earnings of $182.7 million, up 11.0% from $164.7 million in fiscal 2011.

•                  Segment operating margins increased to 13.8% of sales from 13.1% in fiscal 2011, a 70 basis point improvement.  In fiscal year 2011, segment operating margin was positively impacted by a favorable credit of $19.0 million from a litigation settlement, net of non-recurring expenses.

•                  Net store base increased by 39 or 3.4% for total store count of 1,190, including 159 franchised locations.  Store growth is from new store openings.

•                  Total BSG distributor sales consultants at the end of fiscal 2012 were 1,044 versus 1,116 at the end of fiscal 2011.

Sales growth in fiscal year 2012 for the Beauty Systems Group was primarily due to same store sales growth and new store openings.  Gross margin expansion was primarily due to improved sales and product mix, and expansion in new and existing territories.  Segment earnings growth is primarily due to sales growth, gross profit improvement and synergies from acquisitions.

Fiscal Year 2013 Outlook

•                  Fiscal year 2013 consolidated same store sales growth is expected to be in the range of 4% to 5%.  Same store sales growth for the first half of fiscal year 2013 is expected to trend towards the low end of this range due to the unusually strong same store sales growth in the first half of fiscal year 2012.

•                  Consolidated gross profit margin expansion is expected to be in the range of 50 bps to 60 bps.

•                  Fiscal year 2013 unallocated corporate expenses, including approximately $19 million in share-based compensation, are expected to be in the range of $115 million to $125 million.

•                  Consolidated SG&A as a percent of sales is expected to be flat or slightly lower than fiscal year 2012 metric of 33.5%.

•                  The effective tax rate for fiscal year 2013 is expected to be in the range of 36.5% to 37.5%.

•                  Capital expenditures for fiscal year 2013 are projected to be in the range of $85 million to $90 million, excluding acquisitions and including the U.K. warehouse.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8960 (International:  612-332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 15, 2012 through November 22, 2012 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 269213.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.5 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our Internet-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of in the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; severe weather, natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2012, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2012	2011	% CHG	2012	2011	% CHG

Net sales	$882,557	$837,186	5.4%	$3,523,644	$3,269,131	7.8%
Cost of products sold and distribution expenses	442,321	424,318	4.2%	1,780,385	1,674,526	6.3%
Gross profit	440,236	412,868	6.6%	1,743,259	1,594,605	9.3%
Selling, general and administrative expenses (1)	305,469	283,118	7.9%	1,179,206	1,086,414	8.5%
Depreciation and amortization	16,906	15,561	8.6%	64,698	59,722	8.3%
Operating earnings	117,861	114,189	3.2%	499,355	448,469	11.3%
Interest expense (2)	25,172	27,472	-8.4%	138,412	112,530	23.0%
Earnings before provision for income taxes	92,689	86,717	6.9%	360,943	335,939	7.4%
Provision for income taxes	27,059	32,362	-16.4%	127,879	122,214	4.6%
Net earnings	$65,630	$54,355	20.7%	$233,064	$213,725	9.0%

Net earnings per share:
Basic	$0.36	$0.30	20.0%	$1.27	$1.17	8.5%
Diluted	$0.35	$0.29	20.7%	$1.24	$1.14	8.8%

Weighted average shares:
Basic	179,911	183,619		183,420	183,020
Diluted	185,425	189,239		188,610	188,093

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.8%	54.2%	60	54.6%	54.0%	60
BSG Segment Gross Profit Margin	41.6%	41.3%	30	41.0%	40.3%	70
Consolidated Gross Profit Margin	49.9%	49.3%	60	49.5%	48.8%	70
Selling, general and administrative expenses	34.6%	33.8%	80	33.5%	33.2%	30
Consolidated Operating Profit Margin	13.4%	13.6%	(20)	14.2%	13.7%	50
Net Earnings Margin	7.4%	6.5%	90	6.6%	6.5%	10

Effective Tax Rate	29.2%	37.3%	(810)	35.4%	36.4%	(100)

(1)

Selling, general and administrative expenses include share-based compensation of $3.1 million and $2.8 million for the three months ended September 30, 2012 and 2011; and $16.9 million and $15.6 million for the twelve months ended September 30, 2012 and 2011, respectively.

(2)

Interest expense is net of interest income of $0.2 million and $0.3 million for the twelve months ended September 30, 2012 and 2011, respectively. For the twelve months ended September 30, 2012, interest expense includes losses on extinguishment of debt aggregating $37.8 million in connection with the Company’s December 2011 redemption of the senior notes due 2014 and senior subordinated notes due 2016, and its May 2012 repayment in full of the senior term loan B.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2012	2011	% CHG	2012	2011	% CHG
Net sales:
Sally Beauty Supply	$554,719	$523,367	6.0%	$2,198,468	$2,012,407	9.2%
Beauty Systems Group	327,838	313,819	4.5%	1,325,176	1,256,724	5.4%
Total net sales	$882,557	$837,186	5.4%	$3,523,644	$3,269,131	7.8%

Operating earnings:
Sally Beauty Supply (1)	$99,497	$100,215	-0.7%	$429,520	$380,963	12.7%
Beauty Systems Group (1)	47,108	39,297	19.9%	182,699	164,660	11.0%
Segment operating earnings	$146,605	$139,512	5.1%	$612,219	$545,623	12.2%

Unallocated corporate expenses (1)(2)	(25,694)	(22,500)	14.2%	(96,012)	(81,594)	17.7%
Share-based compensation	(3,050)	(2,823)	8.0%	(16,852)	(15,560)	8.3%
Interest expense (3)	(25,172)	(27,472)	-8.4%	(138,412)	(112,530)	23.0%
Earnings before provision for income taxes	$92,689	$86,717	6.9%	$360,943	$335,939	7.4%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.9%	19.1%	(120)	19.5%	18.9%	60
Beauty Systems Group	14.4%	12.5%	190	13.8%	13.1%	70
Consolidated operating profit margin	13.4%	13.6%	(20)	14.2%	13.7%	50

(1)

For the twelve months ended September 30, 2012, the Sally Beauty Supply segment reflects a $10.2 million charge resulting from a potential settlement of litigation. For the twelve months ended September 30, 2011, consolidated operating earnings reflect a net favorable impact of $21.3 million; including a $27.0 million benefit from a litigation settlement and non-recurring charges of $5.7 million. This net benefit of $21.3 million is reflected in the BSG segment and in unallocated corporate expenses in the amount of $19.0 millon and $2.3 million, respectively.

(2)	Unallocated expenses consist of corporate and shared costs.

(3)

For the twelve months ended September 30, 2012, interest expense includes losses on extinguishment of debt aggregating $37.8 million in connection with the Company’s December 2011 redemption of the senior notes due 2014 and senior subordinated notes due 2016, and its May 2012 repayment in full of the senior term loan B.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2012	2011	% CHG	2012	2011	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$65,630	$54,355	20.7%	$233,064	$213,725	9.0%
Add:
Depreciation and amortization	16,906	15,561	8.6%	64,698	59,722	8.3%
Share-based compensation (1)	3,050	2,823	8.0%	16,852	15,560	8.3%
Interest expense (2)(3)	25,172	27,472	-8.4%	138,412	112,530	23.0%
Litigation settlements (4)	10,194	—	N/A	10,194	(27,000)	N/A
Non-recurring items (4)	—	—	N/A	—	5,749	N/A
Provision for income taxes	27,059	32,362	-16.4%	127,879	122,214	4.6%
Adjusted EBITDA (Non-GAAP)	$148,011	$132,573	11.6%	$591,099	$502,500	17.6%

Net earnings (per GAAP)	$65,630	$54,355		$233,064	$213,725
Add (Less):
Losses on extinguishment of debt (2)	—	—		37,789	—
Interest expense on redeemed debt (3)	—	—		5,149	—
Amortization of deferred financing costs	—	—		229	—
Litigation settlements and other non-recurring items, net (4)	10,194	—		10,194	(21,251)
Tax provision for the adjustments to net earnings (5)	(3,670)	—		(19,210)	7,863
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$72,154	$54,355	32.7%	$267,215	$200,337	33.4%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.40	$0.30	33.3%	$1.46	$1.09	33.9%
Diluted	$0.39	$0.29	34.5%	$1.42	$1.07	32.7%

Weighted average shares:
Basic	179,911	183,619		183,420	183,020
Diluted	185,425	189,239		188,610	188,093

(1)

Share-based compensation for the twelve months ended September 30, 2012 and 2011 includes $5.3 million and $5.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)

For the twelve months ended September 30, 2012, interest expense includes losses on extinguishment of debt aggregating $37.8 million in connection with the Company’s December 2011 redemption of the senior notes due 2014 and senior subordinated notes due 2016, and its May 2012 repayment in full of the senior term loan B. This amount includes a premium paid to redeem the senior notes and the senior subordinated notes, as well as unamortized deferred financing costs expensed in connection with the notes redeemed and the loan repaid.

(3)

For the twelve months ended September 30, 2012, interest expense includes interest of $5.1 million on the senior notes and senior subordinated notes after November 8, 2011 and until their redemption, as well as interest on the Company’s new senior notes due 2019 issued on that date. This pro-forma adjustment assumes the senior notes and senior subordinated notes were redeemed on November 8, 2011.

(4)

Results for the twelve months ended September 30, 2012, reflect a $10.2 million charge resulting from a potential settlement of litigation. Results for the twelve months ended September 30, 2011, reflect a $27.0 million benefit of a litigation settlement and non-recurring charges of $5.7 million, resulting in a net favorable impact of these items is $21.3 million.

(5)	The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0% and 37.0% in the twelve months ended September 30, 2012 and 2011, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2012	2011	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,284	3,133	151
Franchise stores	25	25	—
Total Sally Beauty Supply	3,309	3,158	151
Beauty Systems Group:
Company-operated stores	1,031	995	36
Franchise stores	159	156	3
Total Beauty System Group	1,190	1,151	39
Total	4,499	4,309	190

BSG distributor sales consultants (end of period) (1)	1,044	1,116	(72)

	2012	2011	Basis Pt Chg
Fourth quarter company-operated same store sales growth (2)
Sally Beauty Supply	3.8%	6.4%	(260)
Beauty Systems Group	5.5%	3.5%	200
Consolidated	4.3%	5.6%	(130)

			Basis Pt Chg
Fiscal year ended September 30 company-operated same store sales growth (2)
Sally Beauty Supply	6.5%	6.3%	20
Beauty Systems Group	6.1%	5.5%	60
Consolidated	6.4%	6.1%	30

(1)	Includes 356 and 411 distributor sales consultants as reported by our franchisees at September 30, 2012 and 2011, respectively.

(2)

Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until at least 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until at least 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of September 30,
	2012	2011
Financial condition information (at period end):
Working capital	$686,519	$419,142
Cash and cash equivalents	240,220	63,481
Property and equipment, net	202,661	182,489
Total assets	2,065,800	1,728,600
Total debt, including capital leases	1,617,230	1,413,115
Total stockholders’ (deficit) equity	$(115,085)	$(218,982)

		As of September 30,
	Interest Rates	2012	2011
Debt position excluding capital leases (at period end):

Revolving ABL facility	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%	$—	$—
Senior Term Loan B	(i) Prime + 1.25-1.50% or (ii) LIBOR + 2.25-2.50%	—	696,856
Senior notes due 2014	9.25%	—	430,000
Senior subordinated notes due 2016	10.50%	—	275,000
Senior notes due 2019	6.875%	750,000	—
Senior notes due 2022 (1)	5.75% (1)	859,308	—
Other (2)	4.05% to 5.79%	2,407	4,774
Total debt		$1,611,715	$1,406,630

Debt maturities excluding capital leases:
Twelve months ending September 30,
2013		$1,163
2014		1,147
2015		97
2016-2019		—
Thereafter (1)		1,609,308
Total debt		$1,611,715

(1)

Includes unamortized premium of $9.3 million related to notes issued in September 2012 with an aggregate principal amount of $150.0 million. The 5.75% interest rate relates to notes in the aggregate principal amount of $850.0 million.

(2)	Represents pre-acquisition debt of businesses acquired.